Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF PREFERENCES,

RIGHTS AND LIMITATIONS OF
SERIES A PREFERRED STOCK
OF
OS THERAPIES INCORPORATED
a Delaware corporation

OS Therapies Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and in accordance with Section 151 of General Corporation Law of the State of Delaware (the “DGCL”), on December 27, 2024, the Board adopted the following resolution providing for the issuance of a series of preferred stock of the Corporation designated as its “Series A Preferred Stock”:

WHEREAS, Article IV of the Certificate of Incorporation authorizes the issuance of up to Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, powers, preferences, rights, qualifications, restrictions and limitations of the shares of such series; and

WHEREAS, immediately prior to the filing and effectiveness of this Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (this “Certificate of Designation”), out of the 5,000,000 shares of Preferred Stock which the Corporation is authorized to issue pursuant to the Certificate of Incorporation, none have been designated or issued.

NOW, THEREFORE, BE IT RESOLVED, that the Board, pursuant to its authority aforesaid, does hereby provide for the issuance of a series of Preferred Stock of the Corporation designated as its “Series A Preferred Stock,” and does hereby fix the number, powers, preferences, rights, qualifications, restrictions and limitations of the shares of such series as follows:

1. Designation, Amount and Par Value. The series of Preferred stock shall be designated as the Corporation’s “Series A Senior Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares so designated shall be 2,500,000. Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

2. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation and this Certificate of Designation) the Holders of the shares of Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the Holders of Series A Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $4.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

3. Ranking; Liquidation Preference.

(a) The preferences of each share of Series A Preferred Stock with respect to distributions of the Corporation’s assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (as defined below) or otherwise shall be equal to the preferences of every other share of Series A Preferred Stock from time to time outstanding in every respect. The Series A Preferred Stock shall, with respect to distributions of the Corporation’s assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event or otherwise, rank senior to (i) all classes of Common Stock of the Corporation and (ii) except for any Preferred Stock that may be senior (“Senior Stock”) or pari passu (“Pari Passu Stock”) to the Series A Preferred Stock (in each case, as approved by the requisite Holders of Series A Preferred Stock pursuant to Section 7(b)), all other classes or series of Preferred Stock of the Corporation, whether currently existing or hereafter created (including all securities that are convertible into, exchangeable or exercisable for, and all rights, warrants and options to acquire, any of the foregoing, “Junior Stock”). No Senior Stock or Pari Passu Stock exists as of the date hereof.

(b) Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) 1.5 multiplied by the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 3(a) the Holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Each of the following events shall be considered a “Deemed Liquidation Event” unless the Holders of at least 50.1% of the shares of Series A Preferred Stock then outstanding elect otherwise by written notice sent to the Corporation at least thirty (30) days prior to the effective date of any such event:

(i) a merger or consolidation in which: (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and, in the case of this clause (y), the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except that this clause (i) shall not apply to any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation that are not converted into the right to receive cash or other securities but rather continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) (x) the sale, lease, transfer, exclusive license or other disposition, directly or indirectly, in a single transaction or series of transactions, by the Corporation, or any subsidiary of the Corporation, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or (y) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of transactions), directly or indirectly, of one or more subsidiaries of the Corporation, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation.

With respect to a Deemed Liquidation Event, “Available Proceeds” shall mean, collectively, (x) the consideration actually received by the Corporation, if any, for such Deemed Liquidation Event, (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board) and (y) all other assets of the Corporation legally available for distribution to its stockholders, all to the extent permitted by law governing distributions to stockholders.

(d) Effecting a Deemed Liquidation Event.

(i) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 3(c)(i)(x) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Subsection 3(b).

(ii) In the event of a Deemed Liquidation Event referred to in Subsections 3(c)(i)(y) or 3(c)(ii), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each Holder of Series A Preferred Stock then outstanding no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred Stock, and (B) if the Holders of at least 50.1% of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the Available Proceeds from such Deemed Liquidation Event, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the applicable Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of the Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 3(d)(ii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

(iv) In the event of a Deemed Liquidation Event pursuant to Subsection 3(c)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated and paid to the holders of capital stock of the Corporation in accordance with Subsections 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (B) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated and paid to the holders of capital stock of the Corporation in accordance with Subsections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 3(d)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(e) Notice of a Deemed Liquidation Event. The Corporation shall give written notice to the Holders of the Series A Preferred Stock at least twenty (20) days before (i) any record date established for the purpose of determining holders of Common Stock or other capital stock of the Corporation entitled to receive any consideration in a Deemed Liquidation Event, and (ii) the closing date or effective time of any Deemed Liquidation Event.

4. Optional Conversion. The Holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock as equal to the ratio determined by dividing (A) the Series A Original Issue Price by (B) the Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Ratio”). The “Conversion Price” shall initially be equal to $4.00 per share. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below, and for the avoidance of doubt, any adjustment to the Conversion Price shall result in a concordant adjustment to the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted pursuant to the formula set forth in the first sentence of this Subsection 4(a)(i).

(ii) Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders of Series A Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 3 to Holders of Series A Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock shall be rounded to the nearest whole share.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a Holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such Holder shall (1) provide the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) to the Transfer Agent that such Holder elects to convert all or any number of such Holder’s shares of Series A Preferred Stock and (2), if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Transfer Agent. Such Notice of Conversion shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Transfer Agent of such Notice of Conversion and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. Promptly after the applicable Conversion Time, but in any case within the earlier of (x) two (2) Trading Days and (y) the Standard Settlement Period (as defined below) thereof (the “Share Delivery Date”), the Corporation shall (1) cause the Conversion Shares to which the Holder is entitled pursuant to such conversion to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Corporation is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale by the Holder without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Corporation’s share register in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Notice of Conversion (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (2) pay in cash such amount as provided in Subsection 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (3) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

The Corporation agrees to maintain a Transfer Agent that is a participant in the DTC’s FAST program so long as any shares of Series A Preferred Stock remain outstanding. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares upon an Optional Conversion. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, in addition to any other rights herein, the Holder shall be entitled to elect by written notice to the Transfer Agent, on behalf of the Corporation, at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any Certificated Series A Preferred Stock delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidation Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 4(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.

(iv) Compensation for Buy-In or Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation with written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding or any Warrants or other securities issued pursuant to the Purchase Agreement are outstanding, reserve and keep available out of its authorized but unissued capital stock, a number of its duly authorized shares of Common Stock not less than the Required Minimum. If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board shall use commercially reasonable efforts to amend the Corporation’s certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date. As used herein, the term “Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon conversion in all shares of Series A Preferred Stock then outstanding and upon exercise in full of all Warrants then outstanding, ignoring any conversion or exercise limits set forth therein, and assuming that the Conversion Price is at all times on and after the date of determination 50% of the then Conversion Price on the Trading Day immediately prior to the date of determination.

(vi) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(vii) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(viii) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Conversion Limitations.

(i)   Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary (including, without limitation, Subsections 4(a) and 5(a)), shall not issue any shares of Common Stock upon conversion of any shares of Series A Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation, and a Holder shall not have the right to convert any shares of Series A Preferred Stock, pursuant to Section 4 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock subject to conversion in the applicable Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (1) conversion of the remaining shares of Series A Preferred Stock not subject to conversion beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (2) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Subsection 4(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Subsection 4(d)(i) applies, the determination of whether any shares of Series A Preferred Stock (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether the shares of Series A Preferred Stock subject to such Notice of Conversion are convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties), in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Subsection 4(d)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock beneficially owned by a Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant, unless the Holder elects a 9.99% Beneficial Ownership Limitation in the Transaction Documents. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Subsection 4(d)(i), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock held by the Holder and the provisions of this Subsection 4(d)(i) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Subsection 4(d)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of any shares of Series A Preferred Stock.

(ii) Principal Market Regulation. Notwithstanding anything herein to the contrary (including Subsections 4(a) and 5(a)), if the Corporation has not obtained Stockholder Approval, then the Corporation may not issue any shares of Common Stock upon conversion of any shares of Series A Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation if the issuance of such shares of Common Stock, when aggregated with any shares of Common Stock issued (1) pursuant to the conversion of any Preferred Stock issued pursuant to the Purchase Agreement, (2) upon prior exercise of any Warrants issued pursuant to the Purchase Agreement and (3) pursuant to any warrants issued to any registered broker-dealer as a fee in connection with the issuance of securities pursuant to the Purchase Agreement, would exceed 19.99% of the issued and outstanding shares of Common Stock immediately prior to the closing of the Purchase Agreement, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement (such number of shares, the “Issuable Maximum”). The Holders of Series A Preferred Stock shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the Holder’s original Subscription Amount (as defined in the Purchase Agreement) by (y) the aggregate original Subscription Amount of all purchasers pursuant to the Purchase Agreement (the “Issuable Maximum Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Issuable Maximum Allocation with respect to such portion of such shares of Series A Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Issuable Maximum Allocation so allocated to such transferee. Upon conversion in full of a Holder’s shares of Series A Preferred Stock, the difference (if any) between such Holder’s Issuable Maximum Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such shares of Series A Preferred Stock shall be allocated, to the respective Issuable Maximum Allocations of the remaining Holders of Series A Preferred Stock outstanding as of the Initial Issuance Date, on a pro rata basis in proportion to the shares of Common Stock underlying the Series A Preferred Stock then held by each such Holder of Series A Preferred Stock outstanding as of the Initial Issuance Date. For avoidance of doubt, unless and until any required Stockholder Approval is obtained and effective, warrants issued to any registered broker-dealer as a fee in connection with the securities issued pursuant to the Purchase Agreement as described in clause (3) above shall provide that such warrants shall not be allocated any portion of the Issuable Maximum and shall be unexercisable unless and until such Stockholder Approval is obtained and effective.

5. Mandatory Conversion.

(a) Trigger Events. Upon the earlier to occur of (i) the closing of the sale of shares of Common Stock to the public at a price per share not less than $12.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Corporation in excess of $10,000,000 (a “Qualified Public Offering”), (ii) the closing of the sale of shares of Common Stock or Convertible Securities in a private investment in public equity (PIPE) financing transaction at an effective price per share of Common Stock not less than $12.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), resulting in gross proceeds to the Corporation in excess of $20,000,000 (a “Qualified PIPE Financing”), or (iii) the closing of a transaction in which all outstanding shares of Common Stock (including the shares of Common Stock issued pursuant to the mandatory conversion of the Series A Preferred Stock pursuant to this Subsection 5(a)(iii)) are purchased or exchanged by an unaffiliated third party whether through a merger, consolidation, or otherwise, and in which the consideration paid to all holders of outstanding shares of Common Stock for such purchase or exchange consists solely of cash at a purchase price per share of Common Stock not less than $12.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) or (iv) a period of twenty (20) consecutive Trading Days (a “Threshold Period”) with respect to which each of the following conditions is satisfied: (x) the VWAP for each Trading Day during such Threshold Period exceeds 300% of the Conversion Price in effect on such Trading Day, (y) the arithmetic average daily trading volume of the Common Stock for the Trading Days occurring during such Threshold Period is equal to or greater than $2,000,000 and (z) the Equity Conditions are satisfied at all times during such Threshold Period (the time of any closing described in the foregoing clauses (i), (ii) or (iii) or the last Trading Day of a Threshold Period satisfying the conditions of the foregoing clause (iv), as applicable, is referred to herein as the “Mandatory Conversion Time”), then (1) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Ratio as calculated pursuant to Subsection 4(a)(i) and (2) such shares may not be reissued by the Corporation.

(b) Procedural Requirements. The Corporation shall send all Holders of record of shares of Series A Preferred Stock written notice of the event triggering the Mandatory Conversion under Subsection 5(a) above, the Mandatory Conversion Time arising based on the event, and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5 (the “Corporation Conversion Notice”). Such notice shall be sent at least five (5) Trading Days immediately preceding the Mandatory Conversion Time. Upon receipt of such notice, each Holder of shares of Series A Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Holder or Holders thereof to surrender any certificates at or prior to such time), except only the rights of the Holders thereof, upon surrender of any certificate or certificates of such Holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5(b). As soon as practicable after the Mandatory Conversion Time and subject to the provisions of Section 4(c)(i), and if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall (i) issue and deliver to such Holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and (ii) pay cash as provided in Subsection 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Certain Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the filing date of this Certificate of Designation (the “Effective Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the Holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(c) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Subsection 6(b) do not apply to such dividend or distribution, then and in each such event provision shall be made so that the Holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the Holders of the Series A Preferred Stock; provided, however, that no such provision shall be made if the Holders of Series A Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(d) Adjustment for Merger or Reorganization, etc. If (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (C) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of the Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(d) and insuring that the Series A Preferred Stock (or any such replacement security) will be substantially similar in form and substance to this Certificate of Designations and insuring that the Series A Preferred Stock will be convertible for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A Preferred Stock (without regard to any limitations on the conversion of this Series A Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction) and will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e) Subsequent Equity Sales.

(i) Adjustment for Subsequent Equity Sales. If during the two year period beginning on the Initial Issuance Date, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Convertible Securities (other than Excluded Securities) for, or entitling any Person to acquire shares of Common Stock at, an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Dilutive Issuance Price” and such issuances, collectively, “Dilutive Issuances”) (it being understood and agreed that if any holder of the Common Stock or Convertible Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then the Conversion Price shall be reduced to such lower Dilutive Issuance Price. Each and any reduction of the Conversion Price hereunder shall be made whenever the relevant Common Stock or Convertible Securities are issued. The Corporation shall notify the Holders of Series A Preferred Stock in writing, no later than the first Trading Day following the issuance of any Common Stock or Convertible Securities constituting a Dilutive Issuance under this Subsection 6(e)(i), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, a “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Subsection 6(e)(i), upon the occurrence of any Dilutive Issuance, any Holder exercising its Conversion Rights shall be entitled to receive a number of shares of Common Stock based upon the Dilutive Issuance Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Dilutive Issuance Price in the Notice of Conversion.

(ii) Excluded Securities. For purposes of Subsection 6(e)(i), “Excluded Securities” means (1) shares of Common Stock or options or other rights to purchase shares of Common Stock or other awards issued to directors, officers, employees, consultants or other service providers of the Corporation in their capacity as such pursuant to an Approved Stock Plan, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the date hereof pursuant to this clause (1) do not, in the aggregate, exceed more than 20% of the shares of Common Stock issued and outstanding immediately prior to the date hereof and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder in each case other than pursuant to the terms hereof (including any anti-dilution provisions contained therein) and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any Holders of Series A Preferred Stock; (2) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than options or other rights to purchase shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (1) above) issued prior to the date hereof, provided that the conversion price of any such Convertible Securities is not lowered through the amendment or waiver of such Convertible Security, none of such Convertible Securities are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities are otherwise materially changed in any manner that adversely affects any Holders of Series A Preferred Stock; (3) other Convertible Securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Effective Date, provided that such securities have not been amended since the Effective Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; (4) shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the exercise of the Warrants or upon conversion or exercise of any other securities issued pursuant to or in connection with the Purchase Agreement; (5) shares of Common Stock Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock approved by the Corporation’s stockholders; (6) securities issuable in connection with strategic license agreements, other partnering arrangements or acquisitions or mergers where the purchaser or acquirer of the securities in such issuance solely consists of (A) either (x) the actual participants in such strategic license, strategic alliance, strategic partnership or other partnering arrangements, (y) the actual owners of such assets or securities acquired in such acquisition or merger or (z) the stockholders, partners or members of the foregoing persons or entities and (B) number or amount of securities issued to such person or entity by the Corporation shall not be disproportionate (as determined in good faith by the Board) to either (x) the fair market value of such person’s or entity’s actual contribution to such strategic alliance or strategic partnership or (y) the proportional ownership of such assets or securities to be acquired by the Corporation, as applicable; provided, that, notwithstanding the foregoing, such purchaser or acquirer of the securities in such issuance shall not include any person regularly engaged in the business of buying or selling securities and (7) any other securities that are classified as “Excluded Securities” for the purposes of Subsection 6(e)(i) by the written consent of the Holders of 50.1% of the outstanding Series A Preferred Stock.

(f) Conversion Price Reset. The then current Conversion Price will automatically reset on (x) March 15, 2025, provided that any Stockholder Approval required by the rules of the Principal Market to give effect to the provisions of this Subsection 6(f) shall have been obtained on or prior to March 15, 2025 or (y) if such Stockholder Approval shall have not been obtained on or prior to March 15, 2025, the date that is ten (10) business days following the date such Stockholder Approval is obtained (the “Applicable Reset Date”), to equal the lower of (A) the 10-Trading Day average VWAP of the Common Stock immediately prior to the Applicable Reset Date or (B) the lowest closing price of the Common Stock on any of 10 Trading Days immediately preceding the Applicable Reset Date, subject to a floor of no less than $1.00 and ceiling no greater than $4.00. The Company shall notify the Holder, in writing, no later than three Trading Days following the Applicable Reset Date, indicating therein the new Conversion Price resulting from the reset provisions set forth in this Subsection 6(f).

(g)

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder of Series A Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect (reflecting all adjustments and readjustments pursuant to this Section 6), and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(ii) Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be delivered to each Holder pursuant to Section 9, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert such Holder’s Series A Preferred Stock pursuant to Section 4(a) (subject to the Beneficial Ownership Limitation and the Principal Market limitations set forth above) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

7. Voting.

(a) For purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series A Preferred Stock are entitled to vote and the voting power of the shares of Series A Preferred Stock, each Holder of outstanding shares of Series A Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock convertible as of the record date for determining stockholders entitled to vote on such matter, assuming, solely for purposes of this Section 7(a), that the Conversion Price shall at all times be not lower than the Voting Floor Price. As used herein, the term “Voting Floor Price” shall mean the closing price of the Common Stock on the Principal Market on the Trading Day immediately preceding the execution date of the Purchase Agreement. The Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions. Except as provided by law or by the other provisions of this Certificate of Designation, Holders of Series A Preferred Stock, shall vote together with the holders of Common Stock as a single class and on an as-if-converted to Common Stock basis (using the Voting Floor Price as the basis for determining such conversion to Common Stock), with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise).

(b) In addition to, and not in limitation of, Section 7(a), as long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or consent of the Holders of at least 50.01% of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for, directly or indirectly, effecting, authorizing or validating any of the following actions:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Corporation’s charter documents, including, without limitation, the Certificate of Incorporation (including this Certificate of Designation) or Bylaws that would have an adverse effect on any rights of the Holders;

(ii) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Corporation’s charter documents, including, without limitation, its Certificate of Incorporation (including this Certificate of Designation) that would change the authorized number of shares of Series A Preferred Stock;

(iii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of capital stock of the Corporation (x) ranking senior to or pari passu with, the Series A Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any Deemed Liquidation Event or (y) ranking senior to the Series A Preferred Stock as to dividend rights; or

(iv) authorize, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind in an amount exceeding Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) or entering into any agreement with respect to the foregoing.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Holders of Series A Preferred Stock by the affirmative written consent or vote of the Holders of at least 50.1% of the shares of Series A Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address of such Holder last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

10. Certain Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Approved Stock Plan” means any employee benefit plan which has been approved by the Board prior to or subsequent to the Effective Date pursuant to which shares of Common Stock and/or Options may be issued to any employee, consultant, officer or director or other service provider for services provided to the Corporation in their capacity as such.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means (i) shares of the Corporation’s common stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all of the Conversion Shares by the Holders, which shall be named as “selling stockholders” therein.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Options” means any rights, warrants, or options to subscribe for, purchase, or otherwise acquire shares of Common Stock or Convertible Securities.

“Equity Conditions” means, for purposes of Section 5(b) that, during the period in question, (a) the Common Stock is trading on a Trading Market and all of the Conversion Shares, when issued, will be listed or quoted for trading on such Trading Market (and the Corporation has no reason to believe, in good faith, that trading of the Common Stock on a Trading Market will be interrupted for the foreseeable future), (b) either (i) there is an effective Conversion Shares Registration Statement covering the resale of the Conversion Shares (and the Corporation has no reason to believe, in good faith, that such effectiveness will be interrupted for the foreseeable future) or (ii) all of the Conversion Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements (assuming for purposes of this definition that no Holder is an Affiliate of the Corporation and has not been an Affiliate of the Corporation in the immediately preceding three (3) months), and (c) the Conversion Shares are not subject to any lock-up provisions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means, as of any time, any holder of Series A Preferred Stock then outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Initial Issuance Date” means the first date of issuance of any shares of Series A Preferred Stock.

“Principal Market” means the NYSE American.

“Purchase Agreement” means that certain Securities Purchase Agreement dated December 24, 2024, among the Corporation and the purchasers signatory thereto.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Principal Market from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including, without limitation, the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Initial Issuance Date, at a price less than the greater of book value or market value of the Common Stock, any transaction contemplated under the Transaction Documents resulting in a change of control, and any other actions contemplated under the Transaction Documents requiring stockholder approval under the applicable rules and regulations of the Principal Market.

“Trading Day” means a day on which the shares of the Corporation’s Common Stock are traded on the NYSE American; provided, however, that in the event that the shares of Common Stock are not listed or quoted on the NYSE American, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means the NYSE American, or any of the following markets or exchanges on which the Common Stock may be listed or quoted for trading at such future date in question: The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means the Purchase Agreement, this Certificate of Designation, the Warrants, and any other documents or agreements executed in connection with the transactions contemplated thereunder.

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Corporation, with a mailing address of 18 Lafayette Place, Woodmere, New York 11598 and a facsimile number of (646) 536-3179, and any successor transfer agent of the Corporation.

“Underlying Shares” means the Conversion Shares and the shares of Common Stock issuable pursuant to the exercise of the Warrants, in each case without respect to any limitation or restriction on the conversion of the Series A Preferred Stock or the exercise of the Warrants.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (Eastern time) to 4:02 p.m. (Eastern time)), (b) if the Common Stock is not then listed or quoted on a Trading Market but is listed or quoted on the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”), the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market, OTCQB or OTCQX and if prices for the Common Stock are then reported in the Pink Open Market operated by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of 50.1% of the shares of Series A Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrants” means the Warrants (as defined in and issued by the Corporation pursuant to the Purchase Agreement).

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Rights, Preferences and Limitations of Series A Senior Convertible Preferred Stock of OS Therapies Incorporated to be signed by its Chief Executive Officer on this 27th day of December, 2024.

OS THERAPIES INCORPORATED

By:	/s/ Paul Romness
	Name:	Paul Romness
	Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Senior Convertible Preferred Stock (“Series A Preferred Stock”) indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of OS Therapies Incorporated, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________

Contingency Events, if any, with respect to such conversion ______________________________________

Number of shares of Series A Preferred Stock owned prior to Conversion: ____________________________

Number of shares of Series A Preferred Stock to be Converted: ____________________________________

Original Issue Price of shares of Series A Preferred Stock to be Converted: _________________________________

Applicable Conversion Price: _____________________________________________________________

Applicable Conversion Ratio: _______________________________________________________

Number of shares of Common Stock to be Issued: ______________________________________________

Number of shares of Series A Preferred Stock subsequent to Conversion: ____________________________

Address for Delivery: ___________________________________________________________________

Or

DWAC Instructions:

Broker no: ___________________________________

Account no: _________________________________

[Holder]

By:
Name:
Title: